As filed with the Securities and Exchange Commission on February 15, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oncobiologics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	38-3982704
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

7 Clarke Drive

Cranbury, New Jersey 08512

(Address of principal executive offices) (Zip code)

2015 Equity Incentive Plan

2016 Employee Stock Purchase Plan

_____________________________________

(Full title of the plan)

Pankaj Mohan, Ph.D.

Chairman, President and Chief Executive Officer

Oncobiologics, Inc.

7 Clarke Drive

Cranbury, New Jersey 08512

(609) 619-3990

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Yvan-Claude Pierre Marianne C. Sarrazin Cooley LLP 1114 Avenue of the Americas New York, New York 10036 (212) 479-6000	Lawrence A. Kenyon Chief Financial Officer Oncobiologics, Inc. 7 Clarke Drive Cranbury, New Jersey 08512 (609) 619-3990

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Emerging growth company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share(6)	Proposed Maximum Aggregate Offering Price(6)	Amount of Registration Fee
Common Stock, par value $0.01 per share, reserved for issuance pursuant to the 2015 Equity Incentive Plan	765,921	(2)(3)	$1.20	$919,105.20	$114.43
Common Stock, par value $0.01 per share, reserved for issuance pursuant to the 2016 Employee Stock Purchase Plan	255,307	(4)(5)	$1.20	$306,368.40	$38.14
Total	1,021,228		$1.20	$1,225,473.60	$152.57

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock, par value $0.01 (the “Common Stock”), that become issuable under the 2015 Equity Incentive Plan (“2015 EIP”) or the 2016 Employee Stock Purchase Plan (“ESPP”), set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock.
(2)	Represents additional shares of Common Stock reserved for future issuance under the 2015 EIP by reason of the automatic increase provision of the 2015 EIP.
(3)	The number of shares of Common Stock reserved for issuance under the 2015 EIP automatically increases on January 1st each year, starting on January 1, 2017 and continuing through January 1, 2026, by the lesser of (A) 3% of the total number of shares of Common Stock outstanding on December 31st of the immediately preceding calendar year, (B) 1,760,000 and (C) a number determined by the Registrant’s board of directors.
(4)	Represents additional shares of Common Stock reserved for future issuance under the ESPP by reason of the automatic increase provision of the ESPP.
(5)	The number of shares of Common Stock reserved for issuance under the ESPP automatically increases on January 1st each year, starting on January 1, 2017 and continuing through January 1, 2026, by the lesser of (A) 1% of the total number of shares of Common Stock outstanding on December 31st of the immediately preceding calendar year and (B) a number determined by the Registrant’s board of directors.
(6)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.20, the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on February 13, 2018.

EXPLANATORY NOTE

Oncobiologics, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 for the purpose of registering an additional 765,921 shares of its Common Stock issuable to eligible persons under the 2015 EIP and an additional 255,307 shares of its Common Stock issuable to eligible persons under the ESPP, in each case which Common Stock is in addition to the shares of Common Stock registered on the Registrant’s Form S-8s filed on May 13, 2016 (File No. 333-211362) and on February 15, 2017 (File No. 333-216,081) (the “Prior Form S-8s”).

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Pursuant to General Instruction E to Form S-8, the contents of the Prior Form S-8s filed by the Registrant are incorporated by reference herein. In addition, the following documents filed by the Registrant with the Securities and Exchange Commission (“SEC”) are incorporated by reference into this Registration Statement:

(a)                The Registrant’s latest annual report on Form 10-K, filed with the SEC on December 29, 2017, as amended January 29, 2018;

(b)                The Registrant’s quarterly report on Form 10-Q, filed with the SEC on February 14, 2018;

(c)                The Registrant’s current reports on Form 8-K, filed with the SEC on October 6, 2017, October 31, 2017, January 4, 2018, February 7, 2018, February 9, 2018, and February 14, 2018;

(d)                 The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed with the SEC on April 29, 2016, including any amendments or reports filed for the purpose of updating such description; and

(e)                All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8.	EXHIBITS

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Oncobiologics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K, filed with the SEC on May 19, 2016)
4.2	Amended and Restated Bylaws of Oncobiologics, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s current report on Form 8-K, filed with the SEC on May 19, 2016)
4.3	Amendment to the Amended and Restated Bylaws of Oncobiologics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K, filed with the SEC on November 29, 2016)
4.4	Certificate of Designation of Series A Convertible Preferred Stock and of Series B Convertible Preferred Stock of Oncobiologics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K filed with the SEC on September 11, 2017)
5.1	Opinion of Cooley LLP
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Cooley LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s registration statement on Form S-1 (File No. 333-209011), filed with the SEC on January 15, 2016)
99.2	Forms of agreements and award grant notices under 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s registration statement on Form S-1 (File No. 333-209011), filed with the SEC on January 15, 2016)
99.3	2016 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s registration statement on Form S-1 (File No. 333-209011), filed with the SEC on February 12, 2016)

ITEM 9.	UNDERTAKINGS

1.	The undersigned registrant hereby undertakes:

(a)                To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)              To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)                That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cranbury, New Jersey, on February 15, 2018.

Oncobiologics, Inc.

By:	/s/ Pankaj Mohan
Pankaj Mohan, Ph.D.
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pankaj Mohan, Ph.D. and Lawrence A. Kenyon, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or each of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Pankaj Mohan, Ph.D.	Chairman, President and Chief Executive Officer	February 15, 2018
Pankaj Mohan, Ph.D.	(Principal Executive Officer)

/s/ Lawrence A. Kenyon	Chief Financial Officer	February 15, 2018
Lawrence A. Kenyon	(Principal Accounting and Financial Officer)

/s/ Claudio Albrecht	Director	February 15, 2018
Claudio Albrecht

/s/ Scott Canute	Director	February 15, 2018
Scott Canute

/s/ Yezan Haddadin	Director	February 15, 2018
Yezan Haddadin

/s/ Kurt J. Hilzinger	Director	February 15, 2018
Kurt J. Hilzinger

/s/ Faisal Sukhtian	Director	February 15, 2018
Faisal Sukhtian

/s/ Joe Thomas	Director	February 15, 2018
Joe Thomas